UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2015

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34460	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Eastgate Mall, Suite 200
San Diego, California 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 812-7300
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On March 12, 2015, Kratos Defense & Security Solutions, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the fourth quarter and full fiscal year ended December 28, 2014.  The full text of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The press release includes non-GAAP financial measures as that term is defined in Regulation G. The press release also includes the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP), information reconciling the non-GAAP financial measures to the GAAP financial measures, and a discussion of the reasons why the Company’s management believes that presentation of the non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations. The non-GAAP financial measures presented therein should be considered in addition to, not as a substitute for, or superior to, financial measures calculated and presented in accordance with GAAP.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2015, the Company entered into an employment agreement which is effective as of January 1, 2015 (the “Employment Agreement”) with Richard Poirier to serve as President of the Company’s Electronic Products Division through December 31, 2018.  The Employment Agreement provides the following principal terms: (i) a base salary of $485,000; (ii) an opportunity to earn annual incentive compensation in an amount up to 60% of the base salary, at the sole and absolute discretion of the Company; (iii) an opportunity to participate in the Company’s employee benefit plans that are generally made available to the Company’s employees, including but not limited to insurance programs; (iv) payment of severance in the event of a termination of employment without cause or upon a change of control and subject to Mr. Poirier’s execution of a customary release of claims agreement; and (v) confidentiality, non-interference, and non-disparagement provisions, which apply during the employee’s employment and for a certain restricted period after termination of employment.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by the full text of the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01                       Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, effective January 1, 2015, by and between Kratos Defense & Security Solutions, Inc. and Richard Poirier
99.1	Press Release, dated March 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Kratos Defense & Security Solutions, Inc.
Date: March 12, 2015
	By:	/s/ Deborah S. Butera
	Name:	Deborah S. Butera
	Title:	Senior Vice President, General Counsel/Registered In-House Counsel, Chief Compliance Officer, and Secretary

Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Kratos” or the “Company”) and Richard Poirier, an individual (“Executive”), effective as of January 1, 2015 (“Effective Date”).  Certain terms used in this Agreement denoted by initial capital letters are defined in Section 16.

RECITALS

A.           Executive is an officer of the Company and in such capacity has obtained extensive and valuable knowledge and confidential information concerning the Company’s and its Electronic Products Division’s (“EPD”) business and confidential customer relationships.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Employment.  The Company shall employ Executive as Division President of EPD (the “Position”), and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term. The term of Executive’s employment hereunder shall be for a period commencing on the Effective Date (the “Term”) and ending on December 31, 2018, subject to earlier termination as hereinafter specified.  Upon expiration of the Term, this Agreement may be renewed upon agreement of the parties for an additional term of one (1) year.

3. Position and Duties. During the term of this Agreement, Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of the Company, and such other related employment duties as the President & CEO of the Company or his designee (the “President”) shall reasonably assign to him from time to time.  Executive shall perform his duties principally at the executive offices of the Company, with such travel to such other locations from time to time as the President may reasonably require.  Except as may otherwise be approved in advance by the President, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive shall devote his full working time to the services required of him hereunder.  Executive shall use his reasonable best efforts, judgment and energy to improve and advance the business and interest of the Company and its subsidiaries, if applicable, in a manner consistent with the duties of his position and with the Company’s Code of Legal and Ethical Conduct.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during his employment, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

4. Compensation.

4.1 Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Four Hundred Eighty Five Thousand Dollars ($485,000.00) (the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s customary payroll procedures and policies.

4.2 Incentive Compensation. In addition to the Base Salary, and as incentive compensation for services rendered hereunder, Executive may, at the sole and absolute discretion of the Company, be entitled to receive additional annual compensation of up to sixty percent (60%) of the Base Salary (“Incentive Compensation”).

4.3 Participation in Benefit Plans.  Executive and eligible family members shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s employees, including, but not limited to, any group life insurance, hospitalization, disability, paid time off, medical, dental, pension, profit sharing, savings and stock bonus plans.  Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  Nothing in this Agreement shall impose on the Company any affirmative obligation to establish any benefit plan.  The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time.

4.4 Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of the Position, subject to the presentment of appropriate receipts or expense reports in connection with the Company’s policies and procedures.  The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which Executive otherwise becomes entitled under this Agreement, in order to assure that such reimbursements (and benefits) do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”):

(a)           The amount of reimbursements (or in-kind benefits) to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.

(b)           Each reimbursement to which Executive becomes entitled shall be made by the Company as soon as administratively practicable following Executive’s submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(c)             Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

4.5 Taxes.  The Company may withhold from any benefits payable (including any Severance Payment, as defined below) under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5. Annual Leave.  Executive shall earn paid time off and shall maintain paid time off balances in accordance with the Company’s standard policies.

6. Compensation upon Termination.  Executive shall be entitled to the following payments, if any, upon the termination of his employment by the Company.

6.1 Misconduct or Cause.  In the event Executive is terminated by the Company for Misconduct or Cause pursuant to Section 11.1, Executive shall not be entitled to any compensation other than Base Salary accrued through the date of termination, plus accrued but unused paid time off.

6.2 Resignation.  In the event Executive resigns from the Company voluntarily pursuant to Section 11.2, Executive shall be entitled to receive Executive’s Base Salary accrued through the effective date of termination, plus accrued but unused paid time off. Should Executive resign his employment upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties and provide Executive with payment of thirty (30) days Base Salary in lieu of any portion of the notice period.

6.3 Without Cause.  In the event Executive is terminated Without Cause pursuant to Section 11.3, the Company shall pay to Executive (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off, (iii) an amount equal to twice the annual Incentive Compensation earned in the preceding year under Section 4.2 if termination Without Cause occurs during the first year of the Term or equal to the annual Incentive Compensation earned in the preceding year under Section 4.2 if termination Without Cause occurs during the second or third year of the Term, (iv) continued payment of the Base Salary for twelve (12) months (the “Severance Period”) and (v) make available continued medical and dental benefits under COBRA at the current employee contribution rate for Executive and eligible family members for six (6) months after the date of termination.  Subsections (iii), (iv) and (v) of this Section 6.3 shall be referred to as a “Severance Payment.”  Except as otherwise provided herein, the Severance Payment shall be paid to Executive on a regular basis in accordance with the company’s regular payroll procedures and policies as in effect immediately prior to such termination.

6.4 Upon Change of Control.  In the event Executive is terminated Upon a Change of Control of the Company pursuant to Section 11.4, the Company shall pay to Executive: (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off, (iii) an amount equal to twice the annual Incentive Compensation earned in the preceding year under Section 4.2 if termination Upon Change of Control occurs during the first year of the term or equal to the annual Incentive Compensation earned in the preceding year under Section 4.2 if termination Upon Change of Control occurs during the second or third year of the Term, (iv) continued payment of the Base Salary for a period of 24 months if termination Upon Change of Control occurs during the first year of the Term or twelve (12) months if termination Upon Change of Control occurs during the second or third year of the Term (the “Change of Control Severance Period”), and (v) make available continued medical and dental benefits under COBRA at the current employee contribution rate for Executive and eligible family members for six (6) months after the date of termination. Subsections (iii), (iv) and (v) of this Section 6.4 shall be referred to as a “Change of Control Severance Payment.” Except as otherwise provided herein, the Change of Control Severance Payment shall be paid to Executive on a regular basis in accordance with the company’s regular payroll procedures and policies as in effect immediately prior to such termination.

6.5 Disability.  If Executive becomes physically or mentally disabled during the term of this Agreement and such disability continues for a period of one hundred and twenty (120) days, the Company may, to the extent permitted by applicable law after the expiration of such period, terminate this Agreement by giving written notice to Executive.  For purpose of this Agreement, the term “disabled” shall be defined as Executive’s inability, through physical or mental illness, to perform all of the duties which Executive is required to perform under this Agreement with or without reasonable accommodation as such terms are defined under the Americans with Disabilities Act.  In the event that the Executive is terminated pursuant to this section, the Company shall pay to Executive (i) Executive’s Base Salary through the date that he is terminated; (ii) any earned and accrued Incentive Compensation; and (iii) any accrued but unused paid time off.

6.6 Release. The receipt of the Severance Payment, Change of Control Severance Payment or other benefits pursuant to this Section 6 will be subject to Executive signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective within forty-five (45) days of Executive’s termination.  No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release, subject to the delay in the following paragraph.  If the termination occurs after November 15, no payments shall be made until the first payroll date of the following calendar year, after the release has become effective, subject to the delay in the following paragraph.

6.7           Section 409A.   For the sake of clarity, no severance benefit that is paid on account of Executive’s termination of employment will be paid unless and until Executive incurs a “separation from service” under the default rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. Notwithstanding any inconsistent provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s termination, then only that portion of the Severance Payment, together with any other severance payments or benefits that, in each case, may otherwise be considered deferred compensation under Code Section 409A, which (a) do not exceed the Section 409A Limit (as defined below), and (b) which qualify as separation pay under Treasury Regulation Section 1. 409A-1(b)(9)(iii), may be paid within the first six (6) months following Executive’s termination in accordance with -1(b)(9) this Section 6 or (for payments or benefits not provided under this Agreement) with the payment schedule applicable to each such other payment or benefit. Otherwise, the portion of the Severance Payment, together with any other severance payments or benefits that, in each case, may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Executive’s termination will accrue during that six (6) month period and will be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive’s termination (or the next business day if such date is not a business day), provided Executive has complied with the requirements for such payment. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s “annualized compensation” as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1), or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of the termination, or such successor limit as may apply. Notwithstanding anything to the contrary, no actions taken pursuant to this section shall reduce the total amount of payments and benefits owed to Executive and to be paid to Executive under this Agreement.

7. Proprietary Matter; Ownership.

7.1 Except as permitted or directed by the Company or as required by law, Executive shall not during the term of his employment or at any time thereafter knowingly divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company or its Affiliates that is not in the public domain (“Proprietary Matter”) which Executive has acquired or become acquainted with or will acquire or become acquainted with during his employment, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices, or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company and its Affiliates, any confidential customer, distributor or supplier lists of the Company or its Affiliates, any confidential or secret development or research work of the Company or its Affiliates, or other confidential, secret or non-public aspects of the business of the Company or its Affiliates.  Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company or its Affiliate, acquired at great time and expense by the Company or such Affiliate, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company  or such Affiliate would be wrongful and could cause irreparable harm to the Company or such Affiliate.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

7.2 Executive agrees that he will fully inform and disclose to the Company from time to time all inventions, designs, improvements, enhancements, developments and discoveries which he now has, or may hereafter have, during the Term which pertain or relate to the business of the Company or to any experimental work carried on by the Company.  All such inventions, designs, improvements, enhancements, developments and discoveries shall be the exclusive property of the Company.  Executive shall reasonably assist the Company in obtaining patents on all such inventions, designs, improvements, enhancements, developments and discoveries deemed patentable by the Company and shall execute all documents (including assignments and related affidavits) and do all things reasonably necessary to obtain such patents.  This provision shall not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed on Executive’s own time without using any of the Company’s equipment, supplies, facilities or trade secret information, except for those inventions which either: (a) related at the time of conception or reduction to practice of the invention to the Company business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.

8. Ventures.  If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture directly related to the business of the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company.  Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

9. Noninterference With Business.

9.1 Executive understands and agrees that Company’s and its Affiliates’ employees and customers and any information regarding Company and its Affiliates employees and/or customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during his employment and thereafter, Executive will not, either directly or indirectly, separately or in association with others use Company or Affiliate trade secret or confidential information to interfere with, impair, disrupt or damage Company’s or its Affiliates relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company or its Affiliates.

9.2 During the Severance Period in the case of a termination Without Cause, or for a period of six (6) months following Executive’s separation from employment for any other reason except a termination Upon Change of Control, Executive agrees not to:

9.2.1 directly or indirectly contact or engage in discussions with any of the Company’s or its Affiliates’ Customers or Prospective Customers for the purpose of, or in any way reasonably likely to result in, the diversion or taking away of existing or prospective business from the Company;

9.2.2 otherwise interfere with, impair, disrupt, damage or attempt to damage the Company’s or its Affiliates’ relationship with any of its then Customers or Prospective Customers;

9.2.3 knowingly directly or indirectly solicit, induce or attempt to induce any employee, consultant or independent contractor to terminate or breach an employment, contractual or other relationship with the Company or its Affiliates, to leave the Company’s or its Affiliates’ employ for a position involving work in direct competition to that of the Company or its Affiliates.

9.2.4 Executive acknowledges that the restraints imposed under this Section 9 are reasonable and not unduly harsh or oppressive and that, in the event that Executive is subject to any of the restrictions set forth in Section 9 following his separation from the Company, he would be able to find gainful employment in the general field of manufacturing, sale and resale of radio frequency electronics related products.

10. Non-Disparagement.  Executive expressly agrees that during his employment by the Company and following the termination of such employment for any reason, he will make no statement and take no actions of any kind, verbal or written, that directly or indirectly disparages the Company or the Related Parties, injures their general reputation or interferes with the Company’s operations.

11. Termination Prior to Expiration of the Term.

11.1 Termination for Misconduct or Cause.  The Company may terminate Executive’s employment at any time for “Misconduct” or for “Cause” (each as defined in Section 16) immediately upon written notice to Executive.  Such written notice shall set forth with reasonable specificity the Company’s basis for such termination.

11.2 Resignation.  Executive’s employment shall be terminated on the earlier of the date that is thirty (30) days following the submission of Executive’s written resignation to the Company or the date such resignation is accepted by the Company.

11.3 Termination Without Cause.  The Company may terminate Executive’s employment Without Cause upon written notice to Executive.  Termination “Without Cause” shall mean termination of employment by the Company on any basis other than termination of Executive’s employment hereunder pursuant to Section 11.1.

11.4 Termination Upon Change of Control.  Termination “Upon Change of Control” shall mean the Company’s, or its legal successor’s, termination of Executive’s employment Without Cause and within six months after a Change of Control, as defined in Section 16.3.

12. Surrender of Records and Property.  Upon termination of his employment for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, licenses, briefings, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.  If Executive purchases any record book, ledger, or similar item to be used for keeping records of or information regarding the business of the Company or its customers, Executive shall immediately notify the Company, which shall then immediately reimburse Executive for the expense of such purchase.

13. Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. However, the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) owned or controlled by the Company or to any entity which is or may own or control the Company or the Company’s subsidiary, Herley Industries, Inc. (“Herley”), or (ii) with which the Company or Herley may merge into or consolidate, or (iii) to which the Company may sell or transfer all or substantially all of its assets or the assets of Herley or to which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under the common ownership with, the Company or Herley.

Upon such assignment by the Company, this Agreement shall be enforceable by the Executive and the Assignee respectively.  After any such assignment by the Company or Herley, the Executive and the Company shall be discharged from all further liability hereunder to each other.

14. Injunctive Relief.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 7, 9, 10 and 12. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

15. Arbitration.

15.1 Claims Covered.  The parties shall resolve by arbitration all statutory, contractual and/or common law claims or controversies (“Claims”) that the Company may have against Executive, or that Executive may have against the Company or any of its officers, directors, employees or agents in their capacity as such or otherwise.  Claims subject to arbitration include claims for breach of any contract (express or implied).

15.2 Claims Not Covered.  The arbitration of Claims shall not apply to (i) claims by Executive for workers’ compensation or unemployment insurance; (ii) claims which even in the absence of these arbitration provisions could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law; (iii) claims by the Company for injunctive and/or other equitable relief; and (iv) claims for which arbitration is prohibited under the  Defense Federal Acquisition Regulation Supplement.

15.3 Procedures.  Claims shall be settled by arbitration by a single, neutral arbitrator in accordance with the employment arbitration rules then in effect of Judicial Arbitration and Mediation Services (JAMS).  The arbitrator shall determine all questions of fact and law relating to any Claim, including but not limited to, whether or not any such Claim is subject to the arbitration provisions contained herein.  The parties shall be permitted to engage in such pre-hearing discovery as the arbitrator shall permit.  The arbitrator shall issue a written arbitration decision which shall include essential findings and conclusions on which any award is based.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, except insofar as such fees or expenses are otherwise recoverable pursuant to a statutory claim or cause of action.  The Company shall bear the other costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs.

15.4 Remedies; Waiver of Jury Trial.  Executive understands that Executive is waiving the right to seek certain remedies in court, including the right to a jury trial.  The arbitrator shall be empowered to award any relief which might have been available in a court of law or equity.

15.5 Required Notice and Statute of Limitations.  Arbitration shall be initiated by serving or mailing a written notice to the other party within the applicable statutory limitations period.  Any notice to be sent to the Company shall be delivered to the President with a mandatory copy to Kratos’ General Counsel, 4820 Eastgate Mall, Ste. 200, San Diego, CA 92121, facsimile 858-812-7303.  The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

16. Miscellaneous.

16.1 Governing Law and Venue.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to its conflicts of laws provisions, and all proceedings shall be brought in the courts or arbitral forums located in Boston, Massachusetts, or some other location as agreed by the parties.

16.2 Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

16.3 Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

16.4 Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.5 Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties.

16.6 No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16.7 Severability.  To the extent any provision of this Agreement shall be considered by a court or arbitrator to be invalid or unenforceable, the provision shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

16.8 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

16.9 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given or received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient upon confirmed receipt, if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company and Executive at their respective addresses as set forth on the signature page hereof or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other party.

16.10 If Kratos enters into a definitive agreement (“Definitive Agreement”) that would result in a Change of Control as defined herein, Executive shall have the following options in connection with the consummation of the Change of Control, but only to the extent that the Definitive Agreement so provides:  (a) to the extent that Kratos is the surviving entity in the Change of Control, Executive may elect to retain, immediately after the consummation of the Change of Control, ownership of Kratos equity with a fair market value immediately after the consummation of the Change of Control that is equal to no less than 50% of the fair market value of his equity interests in Kratos (including stock options and restricted stock) immediately prior to the consummation of the Change of Control, or (b) in the event that Kratos is not the surviving entity in a Change of Control, Executive may elect to require that no less than 50% of his equity interests in Kratos (including stock options and restricted stock) be converted into the same form of equity interest (i.e., common stock, stock options, restricted stock, etc.) of the surviving entity or its parent such that the fair market value of his ownership in the surviving entity immediately following the Change of Control is no less than the fair market value of his converted ownership interest in Kratos immediately prior to the consummation of the Change of Control. A Definitive Agreement may contain other or no options and Kratos shall have no obligation to ensure that a Definitive Agreement provides for any of the foregoing options and shall not be responsible for ensuring any particular tax treatment.  Kratos’ compliance with the foregoing shall be determined without regard to the tax effect of the transaction resulting in a Change of Control..

17. Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

17.1 Affiliate.  “Affiliate” with respect to any person or entity, means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person or entity.

17.2 Cause.  Termination for “Cause” means termination due to any of the following reasons: (i) Executive’s violation of posted policy or rules of the Company; (ii) Executive’s willful refusal to follow the lawful directions given by Executive’s direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under this Agreement or other agreement with the Company; or (iii) Executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company.

17.3 Change of Control.  “Change of Control” means, with respect to the Company or Herley, the occurrence of one of the following after the date of this Agreement:

17.3.1 Acquisition of Controlling Interest.  Any person (other than persons who are employed by the Company or its affiliates at any time more than one year before a transaction) (“Buyer”) becomes the “beneficial owner” within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of Kratos or Herley securities representing 50% or more of the combined voting power of Kratos’ or Herley’s then-outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Kratos or Herley within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v).

17.3.2 Change in Board Control.  During any consecutive one-year period commencing after the date of this Agreement, individuals who constituted Kratos’  Board of Directors (“Board”) at the beginning of such period or their approved replacements, as defined in the next sentence (“Beginning Board”) cease for any reason to constitute a majority of the Board. An individual is an “approved replacement” Board member if the Board members then in office who are Beginning Board members approved his or her election (or nomination for election) by majority votes, but in either case excluding any Board member whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, but only to the extent that such acquisition constitutes a “change in the effective control” of Kratos  within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi).

17.3.3 Merger.  Kratos consummates a merger or consolidation of Kratos with any other corporation unless: (a) the voting securities of Kratos  outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Kratos or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Buyer becomes the “beneficial owner,” directly or indirectly, of Kratos securities representing 50% or more of the combined voting power of Kratos’ then outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Kratos within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v).

17.3.4 Sale of Assets.  Any Buyer acquires all, or substantially all, of Kratos’ or Herley’s assets, but only to the extent that such acquisition results in a “change in the ownership of a substantial portion” of Kratos’ or Herley’s assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).

17.4 Customer or Prospective Customer means a person or entity for which the Company or its Affiliate provided or actively sought to provide any products or services, and with whom Executive was involved, consulted or engaged on behalf of the Company or its Affiliate during the previous two (2) years of his employment with the Company or its Affiliate.  With respect to the United States Government, the term “entity” shall apply to the Command Level of the organizational or operational unit, branch, or division that initiated, managed or administered the contract (but not the entire agency itself).

17.5 Misconduct.  “Misconduct” means:

17.5.1 Commission of a felony or an act of fraud, embezzlement or other act of gross misconduct against the Company in the performance of duties hereunder.

17.5.2 Misuse, misappropriation or disclosure of any of the Proprietary Matter, directly or indirectly, or use of it in any way, except as required or permitted in the course of Executive’s employment.

17.5.3 Knowing misappropriation, concealment, or conversion of any money or property of the Company that causes or could cause injury to the Company.

17.5.4 Reckless conduct which endangers or is reasonably likely to endanger the safety of persons or property during the course of employment or while on Company premises.

17.5.5 A material violation of the Company’s Code of Legal and Ethical Conduct.

17.6 Related Parties.  “Related Parties” means each of the Company’s present and former directors, officers, employees, trustees, agents, attorneys, insurers, shareholders, representatives, predecessors, successors and assigns, and if any, its parent corporations, subsidiaries, divisions, related and affiliated companies and entities.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

THE COMPANY:                                                                           EXECUTIVE:
Kratos Defense & Security Solutions, Inc.

By: /s/ Deborah Butera	/s/ Richard Poirier
Name: Deborah Butera	Richard Poirier
Title: Senior Vice President & General Counsel	Title: Division President, EPD

Address for Notice:                                                                           Address for Notice:

__________________
4820 Eastgate Mall
San Diego, CA 92121
Attn:           President and CEO
           Law Department

Exhibit 99.1
FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Full Year and Fourth Quarter Fiscal 2014 Financial Results

Fourth Quarter Highlights Include:

Revenue $221.5 Million

Adjusted EBITDA $23.0 Million

Cash Flow From Operations $25.9 Million

Adjusted EPS of $0.11

New Contract Awards and Bookings $320 Million

Book-to-Bill Ratio 1.4 to 1.0

Funded Backlog Increases $129 Million

Bid Pipeline Increases to $7.4 Billion

SAN DIEGO, CA, March 12, 2015 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported fiscal year 2014 revenues of $868.0 million and Adjusted EBITDA of $82.2 million, or 9.5 percent of revenue.  For the fourth quarter ended December 28, 2014, Kratos reported revenues of $221.5 million, Adjusted EBITDA of $23.0 million, or 10.4 percent of revenue, and Cash Flow from Operations of $25.9 million.  In fiscal 2014, revenues for Kratos’ Government Solutions Segment (KGS), where Kratos’ customers are primarily U.S. DoD and other agencies, grew sequentially every quarter throughout the fiscal year.  In the fourth quarter of 2014, Kratos received new contract awards and bookings of $320 million, generated a book-to-bill ratio of 1.4 to 1.0, and the Company’s funded backlog increased $129 million, up to $662 million, with total backlog increasing to $1.1 billion.  For the fourth quarter of fiscal 2014, Kratos’ bid and proposal pipeline increased to $7.4 billion, including large new program opportunities in the Unmanned System, Satellite Communication, Electronic Warfare, Missile, Radar and Command, Control, Communication, Intelligence, Surveillance and Reconnaissance areas.

In the fourth quarter of 2014, Kratos received and announced a number of large and strategic contract awards and bookings, including:

-	An $81 Million Critical Infrastructure Security System Integration award
-	A $72.3 Million Unmanned Aerial Target System and Technical Support award from the United States Air Force
-	$40 Million in Satellite Communication System, Earth Station and Ground Equipment contract awards
-	$13 Million in Helicopter Air Crew Training contract option awards
-	$9 Million in Electronic Warfare, Missile and Radar System contract awards
-	An $8.5 Million Airborne Communication System contract award
-	$6.5 Million in Task Orders from the U.S. Army Targets Management Office

Programs supported by Kratos in the fourth quarter of fiscal 2014 included: SEWIP, EA-18G, Patriot, P-8 Poseidon, Aegis, E-2D Hawkeye, Trident, Barak, Arrow, Iron Dome, Sling of David, DDG-1000, LCS, WGS, SBIRs, AEHF, Electromagnetic Rail Gun, HATS, NYMTA and SFMTA.

For the full year and fourth quarter ended December 28, 2014, Adjusted EPS was $0.16 and $0.11, respectively.  Adjusted EPS excludes non-cash amortization expenses, as the Company has historically been acquisitive, non-cash stock compensation costs, and certain non-recurring items such as favorable litigation related settlement credits, changes in the unused office space accrual, excess capacity and restructuring costs, contract design retrofit costs and contract conversion adjustments, costs related to pending customer change orders, non-cash charges, and the loss from extinguishment of debt, and includes cash actually expected to be paid for income taxes in order to reflect the benefit of the Company’s net operating loss carryforwards of over $390 million.  Kratos believes that reporting Adjusted EPS is a meaningful metric to present the Company’s financial results.  For the full year and fourth quarter ended December 28, 2014, GAAP EPS was a loss of $0.04 and $1.35, respectively.

Eric DeMarco, Kratos’ President & CEO, said, “Kratos’ bookings in the fourth quarter were particularly strong, with a number of previously delayed contract opportunities being awarded.  We are beginning work on these new awards, with initial product deliveries expected to begin in the second quarter of 2015 and continuing throughout the year.  In the fourth quarter, Kratos realized a book-to-bill ratio of 1.4 to 1.0 and a $129 million increase in funded backlog.  Also importantly, Kratos’ bid and proposal pipeline increased up to $7.4 billion, even after receiving $320 million of fourth quarter contract awards, providing us confidence in our 2015 business plan and our future.  We believe that we are extremely well positioned to expand and obtain significant product content positions on a number of large and new program opportunities including SEWIP, AEGIS BMD, Patriot, APR–39, AESA, 3DELRR, NGJ, Barak, Arrow, Spyder and AMDR, and we continue to make significant internal research, development and other investments in new franchise program and large opportunity areas.”

Mr. DeMarco continued, “Since our third quarter 2014 financial report, every previously announced contract award protest adverse to Kratos has now been successfully resolved in our favor, except one that is currently in a re-procurement situation with a potential favorable resolution later this year.  Kratos’ success in prevailing in these protest situations was not unexpected, as only 13 percent of all protests decided on the merits are actually decided in favor of the protestor, according to the GAO’s most recent report.  Significant industry protest activity is continuing and is impacting Kratos from a timing standpoint, including most recently 3DELRR, and accordingly we are excluding certain opportunities from our 2015 business plan until final award resolution is complete.”

Mr. DeMarco went on, “Since the third quarter, we have made significant progress on our largest new program opportunity, SSAT, and we remain on track to begin low rate initial production next year.  Additionally, Kratos’ UCAS initiative remains on schedule for demonstration flights later this year, and we have successfully negotiated with our government sponsor that all intellectual property and data rights belonging to Kratos will remain Kratos’ IP, which is critically important to our Company.  We are also currently pursuing a number of new unmanned system opportunities, including where Kratos’ UCAS or derivatives of existing Kratos’ unmanned aerial platforms could be used.”

Mr. DeMarco concluded, “With Kratos’ very strong fourth quarter bookings, including several large multi–year programs, increased backlog, a Federal Fiscal 2015 Defense Budget in place, the President’s larger than expected Federal Fiscal 2016 DoD budget request along with recent world security related events, we believe that there is currently an improving DoD and overall security focused industry environment, with increased opportunities and programmatic clarity as we begin 2015 and look toward the future.  Additionally, over the past several months we have taken significant discretionary cost cutting actions across the Company, which we believe will provide us operating margin leverage in the second half of this year and into 2016 as we perform and deliver on our recent contract awards and the business returns to organic revenue growth.”

Kratos’ Board of Directors continues to work with an investment banking firm to assist it in formally reviewing its businesses, markets and competitive positioning and in evaluating strategic alternatives, including the potential divestment of certain of the Company’s businesses.

Management will discuss the financial results and provide its initial guidance for the first quarter and fiscal year 2015 in a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing 866-393-0674, referencing the call by ID number 92090541.  The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized National Security technology business providing mission critical products, solutions and services for United States National Security.  Kratos' core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos' areas of expertise include Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance (C5ISR), satellite communication systems, electronic warfare, unmanned systems, missile defense, cyber warfare, cyber security, information assurance, and critical infrastructure security.  Kratos has primarily an engineering and technically oriented work force of approximately 3,600.  Substantially all of Kratos' work is performed on a military base, in a secure facility or at a critical infrastructure location.  Kratos' primary end customers are national security related agencies.  News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, bid and proposal pipeline, demand for its products and services, performance of key contracts, timing and expected impact of integration and cost-cutting activities, expected impact of the Company’s initiative to evaluate strategic alternatives, including potential divestment of certain of its businesses, and market and industry developments, including the potential impacts on the Company’s business as a result of sequestration, Federal budget cuts and increased protest actions submitted against the Company’s projects by its competitors. Such statements are only predictions, and the Company’s actual results may differ materially. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and expected cost savings and cash flow improvements expected as a result of the refinancing of our outstanding senior notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011); risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks of our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks associated with undertaking strategic alternatives, including the divestment of certain of the Company’s  businesses; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; changes in our business, or other reasons; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 29, 2013, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including  Adjusted EPS (computed using net income (loss) from continuing operations before income taxes, excluding amortization of purchased intangibles, stock compensation expense, acquisition and restructuring related items and other, unused office space expense, contract design retrofit costs and contract modification adjustment, costs related to pending customer change orders, non-cash charges, and the loss on extinguishment of debt, less the estimated tax cash payments), and Adjusted EBITDA (which excludes losses from discontinued operations, transaction gains and losses, restructuring and acquisition related items and other, stock compensation expense, unused office space expense, contract design retrofit costs and contract modification adjustment, costs related to pending customer change orders, non-cash charges, loss on extinguishment of debt and other and the associated margin rates).   Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements.  In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.  As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)
	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Service revenues	$ 91.3	$ 108.6	$ 390.8	$ 443.6
Product sales	130.2	127.1	477.2	507.0
Total revenues	221.5	235.7	868.0	950.6
Cost of service revenues	74.9	80.9	304.6	335.2
Cost of product sales	90.4	93.3	345.2	375.4
Total costs	165.3	174.2	649.8	710.6
Gross profit - services	16.4	27.7	86.2	108.4
Gross profit - products	39.8	33.8	132.0	131.6

Total gross profit	56.2	61.5	218.2	240.0

Selling, general and administrative expenses	32.3	38.5	146.9	153.0
Acquisition and restructuring related items and other	0.2	(1.9)	1.7	(2.4)
Research and development expenses	6.0	6.9	23.0	21.4
Impairment of goodwill and intangibles	-	0.9	-	0.9
Unused office space expense and other	-	2.1	0.2	(4.7)
Depreciation	1.5	0.7	4.0	3.8
Amortization of intangible assets	5.5	8.9	22.5	36.2
Operating income	10.7	5.4	19.9	31.8
Interest expense, net	(12.1)	(15.0)	(54.3)	(63.7)
Loss on extinguishment of debt	-	-	(39.1)	-
Other income (expense), net	0.6	(0.2)	0.6	-
Loss from continuing operations before income taxes	(0.8)	(9.8)	(72.9)	(31.9)
Provision (benefit) for income taxes	1.4	(2.9)	5.1	-
Loss from continuing operations	(2.2)	(6.9)	(78.0)	(31.9)
Income (loss) from discontinued operations, net of taxes	-	(0.5)	-	(5.3)
Net loss	$ (2.2)	$ (7.4)	$ (78.0)	$ (37.2)

Basic and diluted loss per common share:
Loss from continuing operations	$ (0.04)	$ (0.12)	$ (1.35)	$ (0.56)
Loss from discontinued operations, net of taxes	-	(0.01)	-	(0.09)
Net loss	$ (0.04)	$ (0.13)	$ (1.35)	$ (0.65)

Weighted average common shares outstanding
Basic and diluted	57.8	57.1	57.6	56.8

Adjusted EBITDA (1)	$ 23.0	$ 24.6	$ 82.2	$ 100.3

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued operations, interest expense, net, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, loss on extinguishment of debt, contract design retrofit costs, foreign transaction gain (loss), refinancing related costs and restructuring and acquisition related items and other.

Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided Adjusted
EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted
EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. Please refer to the following table that reconciles GAAP net loss to Adjusted EBITDA:

Reconciliation of Net loss to Adjusted EBITDA is as follows:
	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Net loss	$ (2.2)	$ (7.4)	$ (78.0)	$ (37.2)
Loss from discontinued operations	-	0.5	-	5.3
Interest expense, net	12.1	15.0	54.3	63.7
Loss on extinguishment of debt	-	-	39.1	-
Provision (benefit) for income taxes	1.4	(2.9)	5.1	-
Depreciation *	4.4	3.8	16.6	17.2
Stock compensation	(3.8)	1.4	3.8	7.4
Foreign transaction (gain)/loss	0.5	-	0.6	-
Unused office space expense and other	-	2.1	0.2	(4.7)
Amortization of intangible assets	5.5	8.9	22.5	36.2
Acquisition and restructuring related items, excess capacity and other	5.0	0.8	13.2	4.6
Contract design retrofit and contract conversion adjustment	0.1	2.4	4.8	7.8
Adjusted EBITDA	$ 23.0	$ 24.6	$ 82.2	$ 100.3

* Includes depreciation reported in cost of service revenues and product sales.

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:
	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Acquisition and transaction related items	$ -	$ -	$ -	$ 0.2
Excess capacity and restructuring costs	0.7	1.5	3.4	7.6
Refinancing related costs	-	-	0.8	-
Litigation related items	(1.0)	(1.6)	(1.0)	(4.1)
Refinancing costs and other	-	0.9	-	0.9
Non-cash charges	1.9	-	4.5	-
Costs related to pending customer change orders	3.4	-	5.5	-
	$ 5.0	$ 0.8	$ 13.2	$ 4.6

Kratos Defense & Security Solutions
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Revenues:
Unmanned Systems	$ 21.1	$ 28.7	$ 81.5	$ 121.6
Government Solutions	159.3	151.4	590.1	619.3
Public Safety & Security	41.1	55.6	196.4	209.7
Total revenues	$ 221.5	$ 235.7	$ 868.0	$ 950.6

Operating income (loss) from continuing operations:
Unmanned Systems	$ (2.6)	$ (4.1)	$ (9.6)	$ (16.9)
Government Solutions	13.9	6.7	38.5	43.3
Public Safety & Security	(4.3)	2.6	(4.4)	8.3
Other activities	3.7	0.2	(4.6)	(2.9)
Total operating income from continuing operations	$ 10.7	$ 5.4	$ 19.9	$ 31.8

Note: Other activities in the three months ended December 28, 2014 and December 29, 2013 include stock compensation, restructuring, excess capacity, costs related to pending customer change orders and contract modification adjustments, non-cash impairment and other of $5.0 million and $0.8 million, respectively. For the twelve months ended December 28, 2014 and December 29, 2013, other activities include restructuring, excess capacity, costs related to pending customer change orders, non-cash impairment and other and acquisition related expenses of $13.2 million and $4.6 million, respectively.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Unmanned Systems	$ 0.3	$ 2.9	$ 4.6	$ 13.3
% of revenue	1.4%	10.1%	5.6%	10.9%
Government Solutions	22.0	18.0	70.5	73.9
% of revenue	13.8%	11.9%	11.9%	11.9%
Public Safety & Security	0.7	3.7	7.1	13.1
% of revenue	1.7%	6.7%	3.6%	6.2%
Total	$ 23.0	$ 24.6	$ 82.2	$ 100.3
% of revenue	10.4%	10.4%	9.5%	10.6%

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Balance Sheet
(in millions)

	As of
	December 28,	December 29,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$ 34.7	$ 55.7
Restricted cash	5.4	5.0
Accounts receivable, net	248.2	265.8
Inventoried costs	68.0	74.6
Prepaid expenses	8.5	10.4
Other current assets	10.1	18.8
Total current assets	374.9	430.3
Property, plant and equipment, net	82.6	84.8
Goodwill	596.4	596.4
Intangible assets, net	52.3	69.9
Other assets	32.6	35.2
Total assets	$ 1,138.8	$ 1,216.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 48.4	$ 61.9
Accrued expenses	34.2	46.2
Accrued compensation	46.4	44.9
Accrued interest	5.6	5.2
Billings in excess of costs and earnings on uncompleted contracts	52.1	52.5
Deferred income tax liability	30.3	28.4
Other current liabilities	9.1	11.9
Total current liabilities	226.1	251.0
Long-term debt principal, net of current portion	622.0	628.8
Long-term debt premium	-	14.5
Line of credit	41.0	-
Other long-term liabilities	25.4	26.5
Total liabilities	914.5	920.8
Commitments and contingencies
Stockholders’ equity:
Common stock	-	-
Additional paid-in capital	863.4	856.0
Accumulated other comprehensive loss	(1.7)	(0.8)
Accumulated deficit	(637.4)	(559.4)
Total stockholders’ equity	224.3	295.8
Total liabilities and stockholders’ equity	$ 1,138.8	$ 1,216.6

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statement of Cash Flows
(in millions)

	Twelve Months Ended
	December 28,	December 29,
	2014	2013
Operating activities:
Net loss	$ (78.0)	$ (37.2)
Less: Loss from discontinued operations	-	(5.3)
Loss from continuing operations	(78.0)	(31.9)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	39.1	53.4
Deferred income taxes	2.3	(0.4)
Stock‑based compensation	3.8	7.4
Change in unused office space accrual	0.2	(4.7)
Amortization of deferred financing costs	3.2	5.1
Amortization of premium on Senior Secured Notes	(0.9)	(4.2)
Loss on extinguishment of debt	39.1	-
Provision for doubtful accounts	1.5	1.0
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	16.1	4.9
Inventoried costs	6.5	20.0
Prepaid expenses and other assets	3.6	(5.1)
Accounts payable	(13.5)	(22.0)
Accrued compensation	1.4	(3.0)
Accrued expenses	(12.1)	(0.7)
Accrued interest payable	0.4	(1.1)
Billings in excess of costs and earnings on uncompleted contracts	(2.4)	8.8
Income tax receivable and payable	0.8	1.6
Other liabilities	(3.4)	(6.5)
Net cash provided by operating activities from continuing operations	7.7	22.6
Investing activities:
Cash paid for acquisitions, net of cash acquired	(2.6)	2.2
Decrease in restricted cash	(0.4)	0.4
Proceeds from the disposition of discontinued operations	-	1.3
Capital expenditures	(14.2)	(16.6)
Net cash used in investing activities from continuing operations	(17.2)	(12.7)
Financing activities:
Proceeds from the issuance of long-term debt	618.5	-
Payment of long-term debt	(661.5)
Cash paid for contingent acquisition consideration	-	(2.1)
Borrowings under line of credit	41.0	-
Repayment of debt	(1.0)	(1.0)
Debt issuance costs	(10.0)	-
Other	3.3	1.1
Net cash used in financing activities from continuing operations	(9.7)	(2.0)
Net cash flows from continuing operations	(19.2)	7.9
Net operating cash flows from discontinued operations	(1.6)	(1.3)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.1
Net increase (decrease) in cash and cash equivalents	(21.0)	6.7
Cash and cash equivalents at beginning of period	55.7	49.0
Cash and cash equivalents at end of period	$ 34.7	$ 55.7

Kratos Defense & Security Solutions
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013

Loss from continuing operations before taxes	$ (0.8)	$ (9.8)	$ (72.9)	$ (31.9)
Add: Amortization of intangible assets	5.5	8.9	22.5	36.2
Add: Stock compensation	(3.8)	1.4	3.8	7.4
Add: Unused office space expense and other	-	2.1	0.2	(4.7)
Add: Loss on extinguishment of debt	-	-	39.1	-
Add: Foreign transaction (gain)/loss	0.5	-	0.6	-
Add: Contract design retrofit costs and contract conversion adjustment	0.1	2.4	4.8	7.8
Add: Restructuring and acquisition related items and other	5.0	0.8	13.2	4.6
Adjusted income from continuing operations before income taxes	6.5	5.8	11.3	19.4

Estimated cash tax provision	0.4	0.7	2.3	2.9
Adjusted income from continuing operations	$ 6.1	$ 5.1	$ 9.0	$ 16.5

Diluted income per common share:
Adjusted income from continuing operations	$ 0.11	$ 0.09	$ 0.16	$ 0.29

Weighted average common shares outstanding
Diluted	57.8	57.1	57.6	56.8

-end-